EXHIBIT 23.1
Consent of Ernst & Young LLP, Independent Auditors
We consent to the incorporation by reference in the following Registration Statements of UDR, Inc. and in the related Prospectuses of our report dated November 10, 2011 with respect to the statement of revenues and certain operating expenses of 95 Wall for the year ended December 31, 2010 included in this current report (Form 8-K/A) of UDR, Inc.

Registration
Statement
Number	Description
333-129743	Form S-3, pertaining to the registration of 11,000,000 shares of Common Stock, including rights to purchase Series C Junior Participating Redeemable Preferred Stock, issuable under the Company’s Dividend and Stock Purchase Plan.

333-176616	Form S-3, Shelf Registration Statement, pertaining to the registration of an indeterminate amount of Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities, Warrants, Subscription Rights, Purchase Contracts and Purchase Units.

333-167270	Form S-3, pertaining to the registration of 3,882,187 shares of Common Stock.

333-160180	Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.
/s/ Ernst & Young LLP
Denver, Colorado
November 10, 2011